Exhibit 99.1

Patterson Companies Reports Improved Second Quarter Operating Results

St. Paul, MN—November 19, 2009—Patterson Companies, Inc. (Nasdaq: PDCO) today reported consolidated sales of $814,951,000 for the second quarter of fiscal 2010 ended October 24, an increase of 7% from $759,461,000 in the year-earlier quarter. Acquisitions transacted over the past 12 months accounted for a substantial portion of the second quarter sales growth, while the impact of foreign currency adjustments was minimal. Net income of $49,343,000 or $.41 per diluted share rose 5% from $46,903,000 or $0.40 per diluted share in the second quarter of fiscal 2009.

Sales of Patterson Dental Supply, Patterson’s largest business, were $537,167,000 in the second quarter, virtually unchanged from $536,837,000 in the year-earlier period.

•	Sales of consumable dental supplies and printed office products were down 2% from last year’s second quarter.

•

Sales of dental equipment and software increased 3% from the year-earlier level. Within this product category, sales of CEREC® dental restorative systems rose 45%, which offset a 7% decline in sales of basic equipment, including chairs, units and lights.

•	Sales of other services and products, consisting primarily of technical service parts and labor, software support services and artificial teeth, rose 4% from last year’s second quarter.

Sales of the Webster Veterinary unit increased 30% in the second quarter of fiscal 2010 to $160,654,000. Internal growth accounted for 8% of this increase, while the October 2008 acquisition of Columbus Serum Company accounted for the balance. Sales of Patterson Medical, Patterson’s rehabilitation supply and equipment unit, increased 18% to $117,130,000. Internal sales were up 5%, with acquisitions accounting for the balance: Mobilis Healthcare Group in April 2009 and Empi Therapy Solutions, a unit of DJO Incorporated, in June 2009.

James W. Wiltz, president and chief executive officer, commented: “We are generally pleased with Patterson’s second quarter performance as our businesses held up relatively well despite the ongoing impact of the recession. Within our Patterson Dental unit, the market for consumable supplies has been affected by high unemployment levels, but our sales of these products have remained generally stable during the first half of fiscal 2010. At the same time, we believe the weak economy has been causing many dental practitioners to focus their investment dollars on equipment with rapid and high rates of return. This consideration helps explain the strong growth of CEREC dental restorative products thus far in fiscal 2010 and why sales of basic equipment have tended to lag. CEREC sales also are benefiting from the steadily growing market acceptance of this new-technology equipment. The unequalled performance of CEREC has made it the industry leader by a considerable margin in the category of CAD/CAM dental equipment. We also believe CEREC is the most viable choice for dentists purchasing this type of equipment.”

He continued: “Sales of our Webster unit were consistent with forecasted levels in the second quarter from the standpoint of both internally-generated growth and the impact of the Columbus Serum acquisition. Webster’s large consumable supply business benefited from higher volumes of veterinary care for companion-pets during this period. However, equipment sales remained soft as many veterinary practices remained cautious about purchasing equipment. Webster is continuing to remove costs from the Columbus Serum acquisition, and this process will be largely completed in the third quarter.”

Wiltz added: “Patterson Medical’s performance exceeded our expectations in the second quarter. We believe this unit gained market share in this period and that the overall rehabilitation market started firming during the quarter. The assimilation of the acquisitions is proceeding on schedule, and equally encouraging, more business from these acquired units has been retained than we initially planned.”

Patterson’s second quarter earnings also benefited from cost control measures that have been implemented in recent periods, including the company-wide salary reductions enacted in this year’s first quarter. In addition, Patterson is continuing to generate substantial operating cash flows, which are ample for supporting the various growth initiatives currently underway.

Patterson is maintaining its earnings guidance of $1.70 to $1.80 per diluted share for full-year fiscal 2010.

As previously reported, Mr. Wiltz will retire as president and chief executive officer of Patterson Companies at the end of the current fiscal year on April 24, 2010. The Board of Directors named Scott P. Anderson, currently president of the Patterson Dental Supply subsidiary, as Mr. Wiltz’s successor.

In a related move, Paul A. Guggenheim, currently southwest region manager of Patterson Dental, will become president of Patterson Dental at the end of fiscal 2010. Mr. Guggenheim joined Patterson in 2000 following Patterson Dental’s acquisition of Guggenheim Brothers Dental Supply. He has worked in the dental industry for over 25 years and is former chairman of the American Dental Trade Association (now the Dental Trade Alliance.) He also is past president of the Dental Dealers of America and former chairman of the American Dental Cooperative.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415

Second Quarter Conference Call and Replay

Patterson’s second quarter earnings conference call will start at 10:00 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. Listeners should go to this website at least 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived on Patterson’s web site. A replay of the second quarter conference call can be heard through November 26, 2009 at 1-303-590-3030 with the 4182657 Conference ID.

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for earnings per share)

(Unaudited)

	Three Months Ended		Six Months Ended
	October 24, 2009	October 25, 2008	October 24, 2009	October 25, 2008

Net sales	$814,951	$759,461	$1,604,530	$1,503,320

Gross profit	266,537	253,575	525,221	505,305

Operating expenses	182,051	170,973	363,945	343,109

Operating income	84,486	82,602	161,276	162,196

Other expense, net	(3,760)	(7,514)	(8,118)	(13,426)

Income before taxes	80,726	75,088	153,158	148,770

Income taxes	31,383	28,185	58,758	55,903

Net income	$49,343	$46,903	$94,400	$92,867

Earnings per share:
Basic	$0.42	$0.40	$0.80	$0.79
Diluted	$0.41	$0.40	$0.79	$0.78

Shares:
Basic	118,336	117,421	118,228	117,656
Diluted	119,216	118,328	118,929	118,520

Gross margin	32.7%	33.4%	32.7%	33.6%

Operating expenses as a % of net sales	22.3%	22.5%	22.7%	22.8%

Operating income as a % of net sales	10.4%	10.9%	10.1%	10.8%

Effective tax rate	38.9%	37.5%	38.4%	37.6%

-more-

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	October 24, 2009	April 25, 2009
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$170,151	$158,065
Receivables, net	503,162	476,156
Inventory	294,646	269,934
Prepaid expenses and other current assets	44,343	33,440

Total current assets	1,012,302	937,595

Property and equipment, net	170,561	166,500
Goodwill and other intangible assets	997,121	968,036
Other	74,149	61,489

Total Assets	$2,254,133	$2,133,620

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$174,061	$180,933
Other accrued liabilities	139,578	131,367
Current maturities of long-term debt	-	22,000

Total current liabilities	313,639	334,300

Long-term debt	525,000	525,000
Other non-current liabilities	96,391	88,000

Total liabilities	935,030	947,300

Stockholders’ equity	1,319,103	1,186,320

Total Liabilities and Stockholders’ Equity	$2,254,133	$2,133,620

-more-

PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	October 24, 2009	October 25, 2008	October 24, 2009	October 25, 2008
Consolidated Net Sales
Consumable and printed products	$538,653	$493,731	$1,085,393	$991,914
Equipment and software	210,001	200,966	387,655	382,258
Other	66,297	64,764	131,482	129,148

Total	$814,951	$759,461	$1,604,530	$1,503,320

Dental Supply
Consumable and printed products	$303,525	$309,679	$609,093	$622,272
Equipment and software	175,059	170,642	322,746	321,007
Other	58,583	56,516	116,319	113,443

Total	$537,167	$536,837	$1,048,158	$1,056,722

Rehabilitation Supply
Consumable and printed products	$82,897	$68,819	$163,245	$139,192
Equipment and software	27,985	24,393	51,425	49,186
Other	6,248	5,823	11,867	11,357

Total	$117,130	$99,035	$226,537	$199,735

Veterinary Supply
Consumable and printed products	$152,231	$115,233	$313,055	$230,450
Equipment and software	6,957	5,931	13,484	12,065
Other	1,466	2,425	3,296	4,348

Total	$160,654	$123,589	$329,835	$246,863

Other (Expense) Income, net
Interest income	$1,909	$1,870	$4,369	$3,792
Interest expense	(6,358)	(8,183)	(12,977)	(16,235)
Other	689	(1,201)	490	(983)

	$(3,760)	$(7,514)	$(8,118)	$(13,426)

-more-

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Six Months Ended
	October 24, 2009	October 25, 2008
Operating activities:
Net income	$94,400	$92,867
Depreciation & amortization	18,669	13,864
Share-based compensation	4,397	3,938
Change in assets and liabilities, net of acquired	(62,014)	(52,839)

Net cash provided by operating activities	55,452	57,830

Investing activities:
Additions to property and equipment, net of disposals	(13,133)	(17,495)
Acquisitions	(28,151)	(69,877)

Net cash used in investing activities	(41,284)	(87,372)

Net cash (used in) provided by financing activities	(16,125)	5,650
Effect of exchange rate changes on cash	14,043	(27,629)

Net increase (decrease) in cash and cash equivalents	$12,086	$(51,521)